Exhibit 99.1

Hecla Reports First Quarter 2017 Results

For Period Ended: March 31, 2017

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--May 8, 2017--Hecla Mining Company (NYSE:HL) (Hecla or the Company) today announced first quarter financial and operating results.

FIRST QUARTER 2017 HIGHLIGHTS

  Net income applicable to common stockholders of $26.7 million, or $0.07 per basic share.
  Adjusted net income applicable to common stockholders of $16.7 million, or $0.04 per basic share.1
  Sales of $142.5 million.
  Cash provided by operating activities of $38.3 million.
  Adjusted EBITDA of $53.9 million and net debt/adjusted EBITDA (last 12 months) of 1.1x.2,3
  Free cash flow of $16.6 million.4
  Cost of sales and other direct production costs and depreciation, depletion and amortization ("cost of sales") of $107.6 million.
  Silver cash cost, after by-product credits, of $0.84 per ounce, the lowest in over five years.5
  All in sustaining cost (AISC), after by-product credits, of $7.60 per silver ounce.6
  Cash and cash equivalents and short-term investments of $213.3 million.

"We have started 2017 with strong sales, net income and free cash flow, and our silver margins remain among the top in the industry, driving an increase in cash balances and strengthening our balance sheet," said Phillips S. Baker, Jr., President and CEO. "While the increase of cost of sales over last year reflected the higher throughput from the Casa Berardi open pit operations, our cash cost, after by-product credits, declined 73% to $0.84 per silver ounce and our AISC, after by-product credits, declined 24% to $7.60 per silver ounce. For the remainder of 2017, our focus is on growing reserves and resources, investing in new technologies that will increase productivity, mine life and margins, and advancing the underground at San Sebastian as well as optimizing the open pits at Casa Berardi. In addition, we are focused on working to end the strike at Lucky Friday. In the meantime, we are suspending our Lucky Friday and Company-wide estimates for silver production and cost, until it is resolved."

FINANCIAL OVERVIEW

	First Quarter Ended
HIGHLIGHTS	March 31, 2017	March 31, 2016
FINANCIAL DATA
Sales (000)	$142,544	$131,017
Gross profit (000)	$34,916	$30,822
Income (loss) applicable to common stockholders (000)	$26,696	$(756)
Basic and diluted income per common share	$0.07	$—
Net income (loss) (000)	$26,834	$(618)
Cash provided by operating activities (000)	$38,285	$18,748

Net income applicable to common stockholders for the first quarter of $26.7 million, or $0.07 per share, an increase of $27.5 million from the first quarter of 2016, was impacted by the following factors:

  Sales were 9% higher despite lower silver production, mainly due to higher average metals prices.
  Tax benefit of $29.1 million, primarily related to the impact of receiving IRS approval to accelerate the timing of deductions for the Lucky Friday #4 Shaft development costs, compared to an income tax provision of $1.7 million in the first quarter of 2016.
  Net foreign exchange loss of $2.3 million compared to a loss of $8.2 million in the first quarter of 2016 due primarily to the impact of a stronger Canadian dollar (CAD) on deferred tax liabilities.
  Interest expense, net of amount capitalized, of $8.5 million in the first quarter of 2017, increased over the $5.71 million recognized in first quarter of 2016, due to lower levels of capitalized interest resulting from completion of the #4 Shaft.
  A derivative loss of $7.8 million, mostly unrealized, recognized on metal derivative contract activity in the first quarter of 2017 due to higher base metals prices at quarter-end, as compared to no gain or loss recognized in the first quarter of 2016.
  An increase of $2.4 million in exploration and pre-development expenditures over the first quarter of 2016.

Operating cash flow of $38.3 million increased 104% over the first quarter of 2016 principally due to the timing of (i) sales at Greens Creek and Casa Berardi and (ii) payment of incentive compensation.

The adjusted EBITDA of $53.9 million increased 16% over the first quarter of 2016 mainly due to higher metals prices.

Capital expenditures (excluding capitalized interest) totaled $23.3 million for the first quarter of 2017 compared to $34.7 million in the prior year period, with the decrease due mainly to completion of the #4 Shaft. Expenditures at Casa Berardi, Greens Creek, Lucky Friday and San Sebastian were $12.4 million, $5.2 million, $4.0 million, and $1.7 million respectively.

Metals Prices

Average realized silver prices in the first quarter of 2017 were $17.90 per ounce, 20% higher than the $14.93 price realized in the first quarter of 2016. Realized gold, lead and zinc prices also increased 3%, 36%, and 59%, respectively.

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at March 31, 2017:

	Pounds Under Contract (in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on forecasted sales
2017 settlements	17,527	11,133	$1.23	$1.05
2018 settlements	20,613	9,700	$1.23	$1.06
2019 settlements	1,102	—	$1.21	$—

The contracts represent 15% of the forecasted payable zinc production for the three-year period 2017-2019 at an average price of $1.23 per pound and 10% of the forecasted payable lead production for the three-year period 2017-2019 at an average price of $1.06 per pound.

OPERATIONS OVERVIEW

The following table provides the production summary on a consolidated basis for the quarters ended March 31, 2017 and 2016:

		First Quarter Ended
		March 31, 2017	March 31, 2016
PRODUCTION SUMMARY
Silver -	Ounces produced	3,369,427	4,642,704
	Payable ounces sold	2,869,114	3,795,815
Gold -	Ounces produced	56,113	55,688
	Payable ounces sold	51,371	46,260
Lead -	Tons produced	8,636	11,038
	Payable tons sold	6,426	8,751
Zinc -	Tons produced	15,537	17,364
	Payable tons sold	11,847	14,342

The following table provides a summary of the final production, cost of sales, cash cost, after by-product credits, per silver and gold ounce, and AISC, after by-product credits, per silver and gold ounce, for the quarters ended March 31, 2017 and 2016.

	Quarter Ended March 31			Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
		Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	2017	3,369,427	56,113	1,929,297	14,022	680,782	35,807	8,545	750,803	6,284
	2016	4,642,704	55,688	2,458,276	15,981	977,084	30,378	7,005	1,200,339	9,329
Increase/(decrease)		(27)%	1%	(22)%	(12)%	(30)%	18%	22%	(37)%	(33)%
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	2017	$65,162	$42,466	$43,996	N/A	$14,543	$42,466	N/A	$6,623	N/A
	2016	$71,036	$29,159	$44,854	N/A	$18,505	$29,159	N/A	$7,677	N/A
Increase/(decrease)		(8)%	46%	(2)%	N/A	(21)%	46%	N/A	(14)%	N/A
Cash costs, after by-product credits, per silver or gold ounce[5,7]	2017	$0.84	$886	$0.65	N/A	$5.93	$886	N/A	$(3.27)	N/A
	2016	$3.16	$781	$3.96	N/A	$9.05	$781	N/A	$(3.26)	N/A
Increase/(decrease)		(73)%	13%	(84)%	N/A	(34)%	13%	N/A	(0.31)%	N/A
AISC, after by-product credits per silver or gold ounce[6]	2017	$7.60	$1,256	$3.86	N/A	$12.06	$1,256	N/A	$0.43	N/A
	2016	$10.04	$1,322	$7.03	N/A	$21.78	$1,322	N/A	$(2.28)	N/A
Increase/(decrease)		(24)%	(5)%	(45)%	N/A	(45)%	(5)%	N/A	119%	N/A

Greens Creek Mine - Alaska

At the Greens Creek mine, 1.9 million ounces of silver and 14,022 ounces of gold were produced in the first quarter, compared to 2.5 million ounces and 15,981 ounces, respectively, in the first quarter of 2016. Lower silver and gold production was expected and was principally due to lower grades than the first quarter of 2016. The mill operated at an average of 2,190 tons per day (tpd) in the first quarter, in-line with the first quarter of 2016.

The cost of sales for the first quarter was $44.0 million, and the cash cost, after by-product credits, per silver ounce, was $0.65, compared to $44.9 million and $3.96, respectively, for the first quarter of 2016.5 The AISC, after by-product credits, was $3.86 per silver ounce for the first quarter compared to $7.03 in the first quarter of 2016.6 The per ounce silver costs were lower primarily due to higher base metals prices and lower silver production.

In the first quarter of 2017, as part of an ongoing and successful effort to increase recoveries from Greens Creek, the first staged-flotation-reactor was installed in the zinc rougher circuit. This unit will be commissioned in the second quarter and is expected to improve recoveries and to increase distribution of metals to concentrates with higher payable terms.

Lucky Friday Mine - Idaho

Silver production of 680,782 ounces decreased 30% over the prior year period mainly due to the strike by the union workers since March 13, 2017.

Cost of sales for the first quarter was $14.5 million and the cash cost, after by-product credits, per silver ounce was $5.93, as compared to $18.5 million and $9.05, respectively, for the first quarter of 2016. The decrease in cash cost, after by-product credits, per silver ounce is primarily due to higher base metals prices. The AISC, after by-product credits, was $12.06 per silver ounce for the first quarter compared to $21.78 in the first quarter of 2016, with the decline due to the reduction in capital spending with the completion of the #4 Shaft as well as higher base metals prices.

During the strike, several necessary infrastructure projects have been undertaken, including a ventilation change on the new 6500 level and adding a pumping connection between the recently commissioned #4 Shaft and the Silver Shaft, nearly a mile apart.

Casa Berardi Mine - Quebec

At the Casa Berardi mine, 35,807 ounces of gold were produced in the first quarter, including 7,157 ounces from the East Mine Crown Pillar (EMCP) pit, compared to 30,378 ounces in the prior year period, primarily due to higher throughput. The mill operated at an average of 3,263 tpd in the first quarter, an increase of 37% over the first quarter of 2016.

The cost of sales was $42.5 million for the first quarter and the cash cost, after by-product credits, per gold ounce was $886, compared to $29.2 million and $781, respectively, in the prior year period.5,7 The increase in cash cost, after by-product credits, per gold ounce is partly due to the expensing of stripping costs for the new EMCP pit, as well as the stronger Canadian dollar. The AISC, after by-product credits, was $1,256 per gold ounce for the first quarter compared to $1,322 in the first quarter of 2016, primarily due to lower capital spending and higher gold production.6

In addition, automation of the 985 drift, which is under construction, has been approved and the first truck is expected this year. This automation should be commissioned by the end of the year and will ultimately result in a reduction in trucks, and associated maintenance and personnel costs.

San Sebastian - Mexico

At the San Sebastian mine, 750,803 ounces of silver and 6,284 ounces of gold were produced in the first quarter, compared to 1,200,339 ounces and 9,329 ounces in the prior year period. The lower silver and gold production was expected as the mine moved from East Francine to Middle and North vein pits, resulting in lower grades. The mill operated at an average of 407 tpd in the first quarter, an increase of 19% over the first quarter of 2016.

The cost of sales was $6.6 million for the first quarter and the cash cost, after by-product credits, was negative $3.27 per silver ounce, compared to $7.7 million and negative $3.26, respectively, in the first quarter of 2016. The strong cash cost, after by-product credits, performance continues to be due to the silver grade, which, despite being lower than the prior period is still strong, as well as significant gold production, which is used as a by-product credit. The AISC, after by-product credits, was $0.43 per silver ounce for the first quarter compared to negative $2.28 in the first quarter of 2016, principally due to lower gold production and higher exploration and sustaining capital.

The Company has the mill leased for 2018. The expectation is to transition from open pit to underground mining by the end of 2017. A ramp is under construction to connect the new portal to the existing workings, which are being rehabilitated. Recent definition drilling on the Middle Vein has shown better continuity of high-grade within the reserve area and exploration drilling continues to define new high-grade material near the proposed mine development along the Middle Vein.

EXPLORATION

Expenditures

Exploration (including Corporate Development) expenses were $4.5 million in the first quarter of 2017, an increase of $1.6 million compared to the first quarter 2016. Full year exploration (including Corporate Development) expenses are expected to be $20-25 million, up from $14.7 million in 2016, in part reflecting more aggressive exploration programs at San Sebastian, Casa Berardi and Greens Creek and continued exploration at the Kinskuch, Little Baldy and Opinaca-Wildcat projects.

San Sebastian

Due to significant drilling success over the past four years, near-surface, high-grade zones are being open-pit mined and new reserves in the West Middle Vein are currently being developed for underground mining. As San Sebastian moves toward underground mine production by year end, drilling has focused on refining reserves and defining new underground mineable resources along the Middle and Francine veins. Three core drills were active during the quarter, and with recent drilling success nearly six miles of mineralized strike length has been defined. A RC (reverse circulation) drill is evaluating targets north and northwest of the mine area and has identified new mineralized veins.

In-fill drilling on the West Middle Vein shows improved grades and continuity, increasing confidence within the current reserves. It has also closed some lower-grade gaps between currently defined, high-grade stopes. Assay results from this program include 3.98 oz/ton gold and 399.3 oz/ton silver over 6.1 feet and 0.82 oz/ton gold and 124.3 oz/ton silver over 6.3 feet. These results are important as re-modeling of the West Middle Vein resource solids could improve the mineable grade in this area and expand the currently designed mine stopes.

Positive exploration results from the western extension of the Middle Vein at a depth of 400 feet from surface include recent intersections of 0.76 oz/ton gold and 10.2 oz/ton silver over 2.0 feet. Significantly, these intercepts are to the west of the current underground mine plan and could expand the underground mineable resource in this area. Although these veins are narrow, they show good continuity and are open to the west and at depth. Deeper drilling in this area has identified additional base metal-rich mineralization similar to the Hugh Zone at depth in the Francine Vein and may have similar metallurgical characteristics. Drilling at the east end of the Middle Vein have returned intersections of 0.05 oz/ton gold and 18.4 oz/ton silver over 2.4 feet and 0.12 oz/ton gold and 12.2 oz/ton silver over 3.1 feet at a depth of 250 feet from surface. This mineralization is open along strike to the east, with potential up-dip to surface, and is parallel to recently discovered mineralization along the East Francine Vein.

Step-out drilling about 1,000 feet east of the East Francine pit has intersected a zone of mineralized East Francine Vein with grades up to 0.77 oz/ton gold and 196.7 oz/ton silver over 3.6 feet and a recent drill hole returned 0.03 oz/ton gold and 12.4 oz/ton silver over 7.0 feet. This high-grade zone is currently identified 300 feet from surface and can be traced for 650 feet along strike and 550 feet down dip. This mineralization is open to the east and at depth and step-out drilling at about 300-foot centers is continuing.

More complete drill assay highlights from San Sebastian can be found in Table A at the end of this release.

Casa Berardi - Quebec

During the first quarter, six drills underground were working to refine current stope designs and expand reserves and resources in the 118, 123, and 124 zones. Four drills on surface completed both in-fill and exploration drilling of the 124, 134 and 160 zones. In addition, there were two surface rigs operating on the West Block property to the west of the mining lease.

Drilling of the Upper 118 Zone from the 530 level intersected mineralization at the 490 level confirmed multiple mineralized lenses extending for over 1,250 feet down-plunge. In the lower 118 Zone drilling from the 970 and 990 levels includes intersections of 0.45 oz/ton gold over 23.6 feet and 0.43 oz/ton gold over 29.0 feet and suggests the mineralization to the west and at depth remains open.

Drilling along the lower and upper extensions of the 121 Zone from the 910 level intersected high-grade intervals, including 0.31 oz/ton gold over 44.3 feet, that show the lenses are open both up and down-plunge. In combination with recent drilling of the 123 Zone from the 870 and 985 levels, stacked high-grade lenses of the 123 Zone may overlap with lenses of the 121 Zone to create a semi-continuous mineralized zone of over 1,500 feet of strike length. Initial drilling from the 810 level into the 123 Zone have validated the current resource model and suggest sulfide-rich mineralization is open to the east. Drilling of the lower 123 Zone from the 985 level at the bottom of the mine confirmed the high-grade resource model and suggest there is good potential to find more mineralization down-plunge of the five lenses. Definition and exploration drilling of the 124 Zone north of the 290 drift intersected extensions of the zone on the 370 level, returned 0.33 oz/ton gold over 9.8 feet, and showed the lenses remain open to the east.

Two surface drills concentrated on the west extension of the 124 Zone have identified up to 450 feet of mineralized strike length along the Casa Berardi Fault and additional mineralization along a northern mineralized shear splay. Recent surface drilling to the east of the 124 Zone has identified mineralized lenses both north and south of the Casa Berardi Fault at the 134 Zone. Recent assay intervals of the 134 Zone include 0.08 oz/ton gold over 20.3 feet and 0.07 oz/ton gold over 26.2 feet. Once resource modeling of the 134 Zone is complete, the Company plans to run a Whittle pit optimization study to determine the economic viability of the pit, and if positive, further in-fill drilling may be warranted to upgrade the resource to indicated category and for open-pit design.

In-fill drilling from surface of the 160 Zone is expected to upgrade the current inferred resource and result in a new resource model that will be part of an investigation into the viability of an open-pit. Drilling has intersected wide zones of mineralization including 0.11 oz/ton gold over 119.7 feet and 0.08 oz/ton gold over 235.3 feet. Recent assays suggest a gain of resources to the north, and a new resource estimate and pit optimization are expected by the fourth quarter.

Two drills operated on three distinct target areas in the West Block of Casa Berardi where a regional structure intersects the western extension of the Casa Berardi Fault. Specific targets are defined by strong gold-in-till anomalies and the initial focus of the drilling is about two miles west of the West Shaft at Casa Berardi. The drilling has intersected mineralization shears with veining, strong alteration and heavy sulfides, but many assays are pending.

Due to the identification of new resource trends near surface and underground throughout the West Mine, there was a significant increase in inferred ounces in 2016. In-fill drilling in 2017 may convert a large portion of those to indicated category and the eventual incorporation into the life of mine plan and exploration drilling continues to expand these mineralized zones.

More complete drill assay highlights from Casa Berardi can be found in Table A at the end of the release.

Greens Creek - Alaska

At Greens Creek, drilling and assay results in the first quarter refined resources of the 9A, NWW, Southwest Bench, East Ore and West zones for possible conversion to reserves. Drilling of the 9A Zone intercepted mineralization comparable to the existing resource model although mineralization along the upper contact is more continuous than the model predicted. Intersections of the 9A Zone include 52.1 oz/ton silver, 0.03 oz/ton gold, 10.5% zinc and 5.3% lead over 21.7 feet and 60.5 oz/ton silver, 0.02 oz/ton gold, 15.1% zinc and 7.3% lead over 14.0 feet.

Drilling of the southern extension of the NWW Zone continues to define mineralization along the lower fold, spanning from the fold nose and along the upper limb. Mineralization is represented by multiple distinct bands of massive ores and mineralized argillites and has similar geometry and dimensions to the current resource model. Recent assay results include 87.1 oz/ton silver, 0.32 oz/ton gold, 15.4% zinc, and 7.5% lead over 27.9 feet and 48.0 oz/ton silver, 0.13 oz/ton gold, 22.2% zinc, and 13.1% lead over 11.7 feet. Drilling of the Upper Southwest Zone identified mineralization that extends north of previous mining in the zone and down to the upper limb of the NWW. Assay results include 35.0 oz/ton silver, 0.02 oz/ton gold, 5.9% zinc, and 3.2% lead over 15.0 feet.

Drilling of the East Ore Zone shows that north and south of a weakly mineralized gap in the middle of the model, the mineralization defines a “pinch and swell” configuration where some recent intersections match or exceed the resource model. Intersections include 33.8 oz/ton silver, 0.11 oz/ton gold, 3.2% zinc 1.0% lead over 11.9 feet. Recent drilling of the West Zone suggests mineralization is of similar extent and thickness along the nose and eastern limb. An extension to the resource model has been identified along the Maki Fault that is open at depth and along strike beyond the model.

For the surface exploration program, we received the final "Finding of No Significant Impact" (FONSI) and "Notice to Proceed" from the U.S. Forest Service in April; however, due to heavy and late snowfall and required botany surveys, we have pushed the anticipated drilling startup to late June.

More complete drill assay highlights from Greens Creek, can be found in Table A at the end of this release.

Lucky Friday

In the first quarter, one drill investigated the west side of the 12-Stope from the 6350 Level to define mineralization past the second leg of the Silver Fault, which is the current western boundary of the resource. This drilling intersected distinct veins west of the fault but none had economic grades. In contrast, definition holes east of the Silver Fault returned good 30 Vein results including 22.9 oz/ton silver, 8.1% zinc, and 20.3% lead over 9.9 feet and 16.7 oz/ton silver, 3.8% zinc, and 16.6% lead over 11.7 feet.

More complete drill assay highlights from Lucky Friday, can be found in Table A at the end of this release.

Other Properties

Modeling of the Montanore Fault and Libby Creek Fault blocks at the Montanore property are complete. Additionally, the structural data integration from the Libby Decline has been completed to facilitate modeling of the fault block for use in geotechnical studies. Preparations for summer fieldwork on the Opinaca-Wildcat project near the Eleonore Mine in northern Quebec, as well as plans for summer drilling at the Little Baldy property in Idaho, and the Kinskuch property in northern British Columbia, are underway.

PRE-DEVELOPMENT

Pre-development spending was $1.3 million for the quarter, principally to advance the permitting of Rock Creek and Montanore. Data exports have been provided for import into Vulcan (mine planning software) for the generation of a mine plan for Rock Creek. The mine plan for Montanore will also be updated with the new 2016 block model.

2017 ESTIMATES8

The Company is suspending Lucky Friday and Company-wide silver production, cost estimates as well as capital estimates because it is unable to predict when the ongoing strike by union workers at the Lucky Friday mine will be resolved.

2017 Production Outlook

	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
Greens Creek	7.4-8.0	54-60	22.8-23.9	322-336
Lucky Friday	TBD		TBD	TBD
San Sebastian	3.0-3.4	21-25	4.5-5.2	63-73
Casa Berardi		150-165	10.7-11.8	150-165
Total	TBD	230-250	TBD	TBD

2017 Cost Outlook

	Costs of Sales (million)	Cash cost, after by- product credits, per silver/gold ounce[5,7]	AISC, after by-product credits, per produced silver/gold ounce[6]
Greens Creek	$228	$2.50	$9.50
Lucky Friday	TBD	TBD	TBD
San Sebastian	$36	$0.00	$2.00
Total Silver	TBD	TBD	TBD
Casa Berardi	$170	$800	$1,150
Total Gold	$170	$800	$1,150

2017 Capital and Exploration Outlook

2017E Capital expenditures (excluding capitalized interest)	TBD
2017E Exploration expenditures (includes Corporate Development)	$20-25 million
2017E Pre-development expenditures	$5 million

DIVIDENDS

Common

The Board of Directors elected to declare a quarterly cash dividend of $0.0025 per share of common stock, payable on or about June 2, 2017, to stockholders of record on May 24, 2017. The realized silver price was $17.90 in the first quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

BOARD UPDATE

Dr. Anthony P. Taylor, who has served as a director since May 2002, will retire effective the Annual Meeting of Shareholders on May 25, 2017. We would like to thank Dr. Taylor for his leadership and counsel, and wish him much happiness in his retirement.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Monday, May 8, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho, and Mexico and is a gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(1) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (loss), the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of adjusted EBITDA and net debt to the closest GAAP measurements of net income (loss) and debt can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(4) Free cash flow is a non-GAAP measurement, a reconciliation of which to cash provided by operating activities, the most comparable GAAP measure, can be found at the end of the release. Free cash flow used by management to analyze cash flows generated from operations. It is calculated as cash provided by operating activities (GAAP) less additions to properties, plants equipment and mineral interests (GAAP). The Company believes free cash flow is also useful as one of the bases for comparing the Company's performance with its competitors. Although free cash flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company's calculation of free cash flow is not necessarily comparable to such other similarly titled captions of other companies.

(5) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release) can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mines versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other primary silver mining companies. With regard to Casa Berardi, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(6) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mines sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers and in the investor's visibility by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(7) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek and San Sebastian is treated as a by-product credit against the silver cash cost.

Other

(8) Expectations for 2017 includes silver, gold, lead and zinc production from Greens Creek, San Sebastian and Casa Berardi converted using Au $1,225/oz, Ag $17.25/oz, Zn $1.30/lb, and Pb $1.05/lb. Lucky Friday expectations are currently suspended as there is currently a strike. Numbers may be rounded.

Cautionary Statements to Investors on Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs including cash cost, after by-product credits per ounce of silver/gold and AISC, after by-product credits, per ounce of silver/gold and the potential impact of the Lucky Friday strike; (iii) estimates for 2017 for silver and gold production, silver equivalent production, cash cost, after by-product credits, AISC, after by-product credits, capital expenditures and exploration and pre-development expenditures (which assumes metal prices of gold at $1,225/oz, Ag $17.25/oz, Zn $1.30/lb, Pb $1.05; USD/CAD assumed to be $0.78, USD/MXN assumed to be $0.06) and the impact of the Lucky Friday strike; (iv) expectations regarding the development, growth potential, financial performance and exploration potential of the Company’s projects, including the EMCP pits in Quebec and San Sebastian operations; (v) the Company’s mineral reserves and resources; (vi) potential increases in recoveries and payable relating to the installation of a zinc rougher circuit at Greens Creek; (vii) ability to optimize operations at Casa Berardi; Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2016 Form 10-K, filed on February 23, 2017, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. The term “resource” does not equate to the term “reserve”. Under Guide 7, the material described herein as “indicated resources” and “measured resources” would be characterized as “mineralized material” and is permitted to be disclosed in tonnage and grade only, not ounces. The category of “inferred resources” is not recognized by Guide 7. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD., P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine are contained in a technical report prepared for Hecla titled "Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico" effective date September 8, 2015. Also included in these three technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

The current Casa Berardi drill program was performed on core sawed in half and included the insertion of blanks and standards of variable grade in every 24 core samples. Standards were generally provided by Analytical Solutions Ltd and prepared in 30 gram bags. Samples were sent to the Swastika Laboratories in Swastika, Ontario, a registered accredited laboratory, where they were dried, crushed, and split for gold analysis. Analysis for gold was completed by fire assay with AA finish. Gold over-limits were analyzed by fire assay with gravimetric finish. Data received from the lab were subject to validation using in-built program triggers to identify outside limit blank or standard assays that require re-analysis. Over 5% of the original pulps and rejects are sent for re-assay to ALS Chemex in Val d’Or for quality control.

Dr. McDonald reviewed and verified information regarding drill sampling, data verification of all digitally-collected data, drill surveys and specific gravity determinations relating to the Casa Berardi mine. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY Condensed Consolidated Statements of Income (Loss) (dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Sales of products	$142,544	$131,017
Cost of sales and other direct production costs	78,676	74,320
Depreciation, depletion and amortization	28,952	25,875
	107,628	100,195
Gross profit	34,916	30,822

Other operating expenses:
General and administrative	9,206	10,214
Exploration	4,514	2,950
Pre-development	1,252	404
Research and development	683	—
Other operating expense	690	640
Provision for closed operations and environmental matters	1,119	1,041
Lucky Friday suspension-related costs	1,581	—
	19,045	15,249
Income from operations	15,871	15,573

Other income (expense):
Loss on derivative contracts	(7,809)	—
Interest and other income	325	88
Loss on disposal of investments	(167)	—
Unrealized gain (loss) on investments	327	(711)
Net foreign exchange loss	(2,262)	(8,203)
Interest expense, net of amounts capitalized	(8,522)	(5,711)
	(18,108)	(14,537)
(Loss) income before income taxes	(2,237)	1,036
Income tax benefit (provision)	29,071	(1,654)

Net income (loss)	26,834	(618)
Preferred stock dividends	(138)	(138)

Income (loss) applicable to common stockholders	$26,696	$(756)

Basic income per common share after preferred dividends	$0.07	$—
Diluted income per common share after preferred dividends	$0.07	$—

Weighted average number of common shares outstanding - basic	395,370	379,022
Weighted average number of common shares outstanding - diluted	398,149	379,022

HECLA MINING COMPANY Condensed Consolidated Balance Sheets (dollars and shares in thousands - unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$176,786	$169,777
Investments	36,505	29,117
Accounts receivable:
Trade	17,210	20,082
Other, net	22,234	9,967
Inventories	54,164	50,023
Other current assets	8,256	12,125
Total current assets	315,155	291,091
Non-current investments	5,104	5,002
Non-current restricted cash and investments	2,200	2,200
Properties, plants, equipment and mineral interests, net	2,032,983	2,032,685
Non-current deferred income taxes	48,410	35,815
Other non-current assets	2,609	4,884
Total assets	$2,406,461	$2,371,677

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$51,739	$60,064
Accrued payroll and related benefits	38,554	36,515
Accrued taxes	11,089	9,061
Current portion of capital leases	5,647	5,653
Current portion of debt	—	470
Current portion of accrued reclamation and closure costs	7,453	5,653
Other current liabilities	18,173	8,809
Total current liabilities	132,655	126,225
Capital leases	6,088	5,838
Long-term debt	501,292	500,979
Non-current deferred tax liability	121,025	122,855
Accrued reclamation and closure costs	79,334	79,927
Non-current pension liability	46,443	44,491
Other non-current liabilities	5,321	11,518
Total liabilities	892,158	891,833

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	99,973	99,806
Capital surplus	1,603,324	1,597,212
Accumulated deficit	(141,730)	(167,437)
Accumulated other comprehensive loss	(31,398)	(34,602)
Treasury stock	(15,905)	(15,174)
Total stockholders’ equity	1,514,303	1,479,844
Total liabilities and stockholders’ equity	$2,406,461	$2,371,677
Common shares outstanding	395,825	395,287

HECLA MINING COMPANY Condensed Consolidated Statements of Cash Flows (dollars in thousands - unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
OPERATING ACTIVITIES
Net income (loss)	$26,834	$(618)
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	29,590	26,153
Loss on disposal of investments	167	—
Unrealized (gain) loss on investments	(327)	711
Gain on disposition of properties, plants, equipment and mineral interests	(32)	(210)
Provision for reclamation and closure costs	1,026	999
Stock compensation	1,349	1,231
Deferred income taxes	(21,234)	3,320
Amortization of loan origination fees	480	459
Loss (gain) on derivative contracts	7,343	170
Foreign exchange loss (gain)	506	7,989
Other non-cash charges, net	2	6
Change in assets and liabilities:
Accounts receivable	(8,738)	(20,036)
Inventories	(3,358)	(5,922)
Other current and non-current assets	1,363	(619)
Accounts payable and accrued liabilities	(1,510)	10,036
Accrued payroll and related benefits	6,881	(2,826)
Accrued taxes	1,754	(37)
Accrued reclamation and closure costs and other non-current liabilities	(3,811)	(2,058)
Cash provided by operating activities	38,285	18,748

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(21,658)	(34,654)
Maturities of investments	3,634	—
Proceeds from disposition of properties, plants and equipment	61	215
Purchases of investments	(11,113)	—
Changes in restricted cash and investment balances	—	(3,900)
Net cash used in investing activities	(29,076)	(38,339)

FINANCING ACTIVITIES
Proceeds from issue of stock, net of related costs	—	2,052
Acquisition of treasury shares	(731)	(1,256)
Dividends paid to common stockholders	(989)	(952)
Dividends paid to preferred stockholders	(138)	(138)
Debt origination fees	(91)	(59)
Payments on debt	(470)	(664)
Repayments of capital leases	(1,595)	(2,118)
Net cash used in financing activities	(4,014)	(3,135)
Effect of exchange rates on cash	1,814	1,535
Net increase (decrease) in cash and cash equivalents	7,009	(21,191)
Cash and cash equivalents at beginning of period	169,777	155,209
Cash and cash equivalents at end of period	$176,786	$134,018

HECLA MINING COMPANY Production Data

	Three Months Ended
	March 31, 2017	March 31, 2016
GREENS CREEK UNIT
Tons of ore milled	197,129	204,968
Mining cost per ton of ore	$71.41	$66.96
Milling cost per ton of ore	$33.72	$30.99
Ore grade milled - Silver (oz./ton)	12.71	15.17
Ore grade milled - Gold (oz./ton)	0.10	0.11
Ore grade milled - Lead (%)	3.06	3.05
Ore grade milled - Zinc (%)	7.82	8.13
Silver produced (oz.)	1,929,297	2,458,276
Gold produced (oz.)	14,022	15,981
Lead produced (tons)	4,809	5,087
Zinc produced (tons)	13,406	14,611
Cash cost, after by-product credits, per silver ounce(1)	$0.65	$3.96
AISC, after by-product credits, per silver ounce(1)	$3.86	$7.03
Capital additions (in thousands)	$5,234	$6,376
LUCKY FRIDAY UNIT
Tons of ore processed	57,069	74,021
Mining cost per ton of ore	$104.72	$98.02
Milling cost per ton of ore	$27.16	$23.35
Ore grade milled - Silver (oz./ton)	12.39	13.67
Ore grade milled - Lead (%)	7.05	8.36
Ore grade milled - Zinc (%)	3.99	3.97
Silver produced (oz.)	680,782	977,084
Lead produced (tons)	3,827	5,951
Zinc produced (tons)	2,131	2,753
Cash cost, after by-product credits, per silver ounce(1)	$5.93	$9.05
AISC, after by-product credits, per silver ounce(1)	$12.06	$21.78
Capital additions (in thousands)	$3,987	$12,266
CASA BERARDI UNIT
Tons of ore milled - underground	204,957	216,962
Tons of ore milled - surface pit	88,739	—
Tons of ore milled - total	293,696	216,962
Surface tons mined - ore and waste	2,310,235	n/a
Mining cost per ton of ore - underground	$98.14	$87.54
Mining cost per ton mined (ore and waste) - surface	$2.61	n/a
Milling cost per ton of ore	$17.26	$18.91
Ore grade milled - Gold (oz./ton) - underground	0.16	0.16
Ore grade milled - Gold (oz./ton) - surface	0.09	—
Ore grade milled - Gold (oz./ton) - combined	0.14	0.16
Gold produced (oz.) - underground	28,650	30,378
Gold produced (oz.) - surface	7,157	—
Gold produced (oz.) - total	35,807	30,378
Cash cost, after by-product credits, per gold ounce(1)	$886	$781
AISC, after by-product credits, per gold ounce(1)	$1,256	$1,322
Capital additions (in thousands)	$12,411	$15,611
SAN SEBASTIAN UNIT
Tons of ore milled	36,663	31,158
Mining cost per ton of ore	$38.99	$103.72
Milling cost per ton of ore	$64.15	$69.62
Ore grade milled - Silver (oz./ton)	21.78	$41.26
Ore grade milled - Gold (oz./ton)	0.183	0.322
Silver produced (oz.)	750,803	1,200,339
Gold produced (oz.)	6,284	9,329
Cash cost, after by-product credits, per silver ounce(1)	$(3.27)	$(3.26)
AISC, after by-product credits, per silver ounce(1)	$0.43	$(2.28)
Capital additions (in thousands)	$1,707	$490

(1) Cash cost, after by-product credits, per ounce represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Costs, Before By-product Credits and All-In Sustaining Costs, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits and AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian and Casa Berardi units for the three-month periods ended March 31, 2017 and 2016.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. AISC, After By-product Credits, per Ounce is an important operating statistic that we utilize as a measures of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a primary silver mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare our performance with that of other primary silver mining companies. With regard to Casa Berardi, we use Cash Cost, After By-product Credits, per Gold Ounce AISC, After By-product Credits, per Gold Ounce to compare its performance with other gold mines. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, reclamation, exploration, and pre-development. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of these non-GAAP measures are the same as those reported by other mining companies.

The Casa Berardi section below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties.

In thousands (except per ounce amounts)	Three Months Ended March 31, 2017
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$43,996	$14,543	$6,623		$65,162	$42,466	$107,628
Depreciation, depletion and amortization	(13,332)	(2,433)	(673)		(16,438)	(12,514)	(28,952)
Treatment costs	14,131	3,817	225		18,173	571	18,744
Change in product inventory	3,265	(149)	(380)		2,736	1,381	4,117
Reclamation and other costs	(386)	(182)	(590)		(1,158)	(17)	(1,175)
Cash Cost, Before By-product Credits(1)	47,674	15,596	5,205		68,475	31,887	100,362
Reclamation and other costs	666	179	117		962	17	979
Exploration	278	1	1,532	378	2,189	797	2,986
Sustaining capital	5,234	3,990	1,132	5	10,361	12,411	22,772
General and administrative				9,206	9,206		9,206
AISC, Before By-product Credits(1)	53,852	19,766	7,986		91,193	45,112	136,305
By-product credits:
Zinc	(23,779)	(4,060)			(27,839)		(27,839)
Gold	(14,852)		(7,657)		(22,509)		(22,509)
Lead	(7,782)	(7,496)			(15,278)		(15,278)
Silver						(147)	(147)
Total By-product credits	(46,413)	(11,556)	(7,657)		(65,626)	(147)	(65,773)
Cash Cost, After By-product Credits	$1,261	$4,040	$(2,452)		$2,849	$31,740	$34,589
AISC, After By-product Credits	$7,439	$8,210	$329		$25,567	$44,965	$70,532
Divided by ounces produced	1,929	681	751		3,361	36
Cash Cost, Before By-product Credits, per Ounce	$24.71	$22.90	$6.93		$20.37	$890.53
By-product credits per ounce	(24.06)	(16.97)	(10.20)		(19.53)	(4.11)
Cash Cost, After By-product Credits, per Ounce	$0.65	$5.93	$(3.27)		$0.84	$886.42
AISC, Before By-product Credits, per Ounce	$27.92	$29.03	$10.63		$27.13	$1,259.87
By-product credits per ounce	(24.06)	(16.97)	(10.20)		(19.53)	(4.11)
AISC, After By-product Credits, per Ounce	$3.86	$12.06	$0.43		$7.60	$1,255.76

In thousands (except per ounce amounts)	Three Months Ended March 31, 2016
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$44,854	$18,505	$7,677		$71,036	$29,159	$100,195
Depreciation, depletion and amortization	(13,601)	(3,004)	(769)		(17,374)	(8,501)	(25,875)
Treatment costs	15,638	5,334	(9)		20,963	171	21,134
Change in product inventory	1,640	(21)	340		1,959	3,118	5,077
Reclamation and other costs	(398)	(166)	(41)		(605)	(111)	(716)
Cash Cost, Before By-product Credits(1)	48,133	20,648	7,198		75,979	23,836	99,815
Reclamation and other costs	682	165	42		889	111	1,000
Exploration	488	—	650	473	1,611	717	2,328
Sustaining capital	6,376	12,266	490	37	19,169	15,611	34,780
General and administrative				10,214	10,214		10,214
AISC, Before By-product Credits(1)	55,679	33,079	8,380		107,862	40,275	148,137
By-product credits:
Zinc	(15,684)	(3,133)			(18,817)		(18,817)
Gold	(16,340)		(11,116)		(27,456)		(27,456)
Lead	(6,384)	(8,673)			(15,057)		(15,057)
Silver						(103)	(103)
Total By-product credits	(38,408)	(11,806)	(11,116)		(61,330)	(103)	(61,433)
Cash Cost, After By-product Credits	$9,725	$8,842	$(3,918)		$14,649	$23,733	$38,382
AISC, After By-product Credits	$17,271	$21,273	$(2,736)		$46,532	$40,172	$86,704
Divided by ounces produced	2,458	977	1,200		4,635	30
Cash Cost, Before By-product Credits, per Ounce	$19.58	$21.13	$6.00		$16.39	$784.66
By-product credits per ounce	(15.62)	(12.08)	(9.26)		(13.23)	(3.39)
Cash Cost, After By-product Credits, per Ounce	$3.96	$9.05	$(3.26)		$3.16	$781.27
AISC, Before By-product Credits, per Ounce	$22.65	$33.86	$6.98		$23.27	$1,325.79
By-product credits per ounce	(15.62)	(12.08)	(9.26)		(13.23)	(3.39)
AISC, After By-product Credits, per Ounce	$7.03	$21.78	$(2.28)		$10.04	$1,322.40

(1)	Includes all direct and indirect operating costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, after by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital cost.

(2)	The unionized employees at Lucky Friday have been on strike since March 13, 2017, and production at Lucky Friday has been suspended since that time. Costs related to the suspension period totaling approximately $1.6 million in the first quarter of 2017 have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(3)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

Reconciliation of Net Income (Loss) Applicable to Common Stockholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Stockholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended March 31,
	2017	2016
Net income (loss) applicable to common stockholders (GAAP)	$26,696	$(756)
Adjusting items:
Loss on derivatives contracts	7,809	—
Lucky Friday suspension costs	1,581	—
Provisional price gains	(627)	(506)
Net foreign exchange loss	2,262	8,203
Nonrecurring deferred income tax adjustments	(17,486)	—
Income tax effect of above adjustments	(3,505)	202
Adjusted net income applicable to common stockholders	$16,730	$7,143

Weighted average shares - basic	395,370	379,022
Weighted average shares - diluted	398,149	379,022
Basic and diluted adjusted net income per common share	$0.04	$0.02

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, acquisition costs, foreign exchange gains and losses, gains and losses on derivative contracts, Lucky Friday suspension-related costs, provisional price gains and losses, stock-based compensation, unrealized gains on investments, provisions for closed operations, and interest and other income (expense). Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net income (loss) and debt to Adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended March 31,		Twelve Months Ended March 31,
	2017	2016	2017	2016
Net income (loss)	$26,834	$(618)	$96,999	$(100,138)
Plus: Interest expense	8,522	5,711	24,607	24,908
Plus: Income taxes	(29,071)	1,654	(3,297)	56,525
Plus: Depreciation, depletion and amortization	28,952	25,875	118,545	112,110
Plus: Exploration expense	4,514	2,950	16,284	16,080
Plus: Pre-development expense	1,252	404	3,985	4,096
Plus: Acquisition costs	—	—	2,695	2,162
Less: Foreign exchange loss	2,262	8,203	(3,015)	(4,074)
Less: Loss on derivative contracts	7,809	—	3,386	(2,460)
Plus: Lucky Friday suspension costs	1,581	—	1,581	—
Plus/(Less): Provisional price (gains)/losses	(627)	(506)	797	985
Plus: Stock-based compensation	1,349	1,172	6,109	5,537
Plus: Provision for closed operations	—	—	—	12,036
Plus/(Less): Unrealized (gains)/loss on investments	(327)	711	(861)	1,201
Plus/(Less): Other	895	911	(523)	(711)
Adjusted EBITDA	$53,945	$46,467	$272,105	$128,257
Total debt			$513,027	$518,231
Less: Cash, cash equivalents and short-term investments			$(213,291)	$(134,018)
Net debt			$299,736	$384,213
Net debt/LTM adjusted EBITDA (non-GAAP)			1.1	3.0

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended March 31,
	2017	2016
Cash provided by operating activities	$38,285	$18,748
Less: Additions to properties, plants equipment and mineral interests	(21,658)	(34,654)
Free cash flow	$16,627	$(15,906)

Table A - Assay Results - Q1 2017

San Sebastian (Mexico)

Zone	Drill Hole Number	Sample From (ft)	Sample To (ft)	Width (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)	Zinc (%)	Lead (%)	Copper (%)
West Middle Vein	SS-1233	382.3	386.4	4.0	3.7	0.03	10.1	0.0	0.06	0.02
	SS-1234	491.4	499.3	7.9	6.9	0.04	12.9	0.1	0.20	0.05
	SS-1239	328.0	330.2	2.2	2.1	0.03	16.7	0.0	0.01	0.01
	SS-1240	479.9	495.2	15.3	14.2	0.03	9.6	0.1	0.06	0.02
	SS-1244	501.2	508.7	7.5	6.8	0.13	35.1	0.0	0.06	0.02
	SS-1246	600.4	607.5	7.1	6.1	3.98	399.3	0.3	0.62	0.13
	SS-1249	683.7	691.7	7.9	6.3	0.82	124.3	2.2	1.04	0.37
	SS-1250	649.7	656.9	7.2	5.7	0.24	26.1	0.1	0.09	0.08
	SS-1255	338.3	357.1	18.9	16.0	0.10	19.5	0.1	0.07	0.04
	SS-1257	369.4	372.4	3.1	3.0	0.36	37.6	0.0	0.16	0.02
	SS-1259	347.9	353.1	5.2	5.0	0.03	10.5	0.1	0.04	0.02
	SS-1261	369.8	373.5	3.7	3.6	0.10	17.4	0.0	0.04	0.02
	SS-1262	624.8	629.8	5.0	4.2	0.23	58.1	0.5	0.23	0.05
	SS-1263	724.0	734.3	10.3	8.0	0.30	53.8	0.9	0.49	0.21
	SS-1268	646.4	649.6	3.2	3.0	0.04	26.9	0.1	0.11	0.05
	SS-1274	521.7	526.0	4.4	4.0	0.10	60.0	0.1	0.11	0.04
	SS-1278	603.8	607.9	4.0	3.9	0.03	25.0	0.1	0.08	0.03
East Middle Vein	SS-1231	1102.4	1104.7	2.4	2.4	0.05	18.4	0.0	0.03	0.01
West Middle Vein	SS-1258	737.1	739.2	2.1	2.0	0.76	10.2	1.9	1.01	0.23
East Middle Vein	SS-1277	979.4	982.6	3.2	3.1	0.12	12.2	0.0	0.02	0.01
East Francine	SS-1260	717.4	720.9	3.5	3.5	0.03	9.2	0.0	0.01	0.01
	SS-1272	734.6	741.6	7.0	7.0	0.03	12.4	0.0	0.02	0.01
RC -San Judas	SSRC-166	767.7	771.0	3.3	3.1	0.01	4.3
	SSRC-166	456.0	459.3	3.3	3.1	0.00	1.9
	SSRC-167	574.1	577.4	3.3	3.1	0.01	4.3
	SSRC-168	853.0	856.3	3.3	3.1	0.02	6.1
	SSRC-178	849.7	853.0	3.3	3.1	0.00	2.3

Casa Berardi (Quebec)

Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
Upper 118 Zone -530 Area	CBP-0530-377	12297	180/-23	256.0	274.0	15.6	0.25	-1813.0
	CBP-0530-377	12296	180/-23	291.0	316.0	21.5	0.24	-1824.0
	CBP-0530-368	12263	180/23	283.0	292.0	8.7	0.35	-1609.0
	CBP-0530-377	12295	180/-23	327.0	341.0	13.3	0.14	-1833.0
Lower 118 Zone -970-990 L	CBP-0970-013	12012	195/8	151.0	167.0	15.5	0.45	-3152.0
	CBP-0990-030	11982	219/24	132.0	148.0	12.8	0.30	-3189.0
	CBP-0970-012	12012	196/-7	131.0	167.0	32.1	0.29	-3193.0
	CBP-0950-008	11925	180/-11	117.0	138.0	19.7	0.23	-3136.0
	CBP-0950-002	11911	198/-29	88.0	102.0	10.9	0.21	-3157.0
	CBP-0990-017	11999	201/-40	272.0	308.0	23.6	0.45	-3431.0
	CBP-0990-015	12060	180/-3	82.0	112.0	29.0	0.43	-3252.0
	CBP-0990-009	12091	179/-2	114.0	131.0	17.2	0.39	-3247.0
	CBP-0990-012	12075	180/-1	70.0	128.0	58.0	0.37	-3246.0
	CBP-0990-011	12075	179/-17	85.0	121.0	35.1	0.35	-3276.0
	CBP-0990-010	12076	180/-30	110.0	154.0	39.3	0.29	-3282.0
	CBP-0990-014	12061	179/-17	89.0	132.0	44.9	0.27	-3281.0
	CBP-0990-007	12091	179/-36	131.0	145.0	11.8	0.25	-3327.0
	CBP-0990-008	12092	178/-21	130.0	144.0	11.9	0.22	-3293.0
UG Principale 121 Zone	CBP-0790-162	12134	141/36	66.0	86.0	19.4	0.27	-2477.0
	CBP-0910-079	12240	165/-21	217.0	220.0	2.6	0.40	-3028.0
	CBP-0910-083	12247	159/-23	198.0	203.0	4.6	0.33	-3031.0
	CBP-0910-082	12235	172/-6	346.0	352.0	5.8	0.31	-2988.0
	CBP-0910-080	12237	165/-28	146.0	197.0	44.3	0.31	-3039.0
Upper 123-870/910 Area	CBP-0870-096	12410	164/-41	174.0	187.0	7.1	0.25	-2962.0
	CBP-0910-081	12235	172/-14	405.0	418.0	11.4	0.20	-3053.0
UG Principale 124 Zone	CBP-0290-316	12846	130/-29	367.0	384.0	9.8	0.33	-1106.0
	CBP-0290-314	12824	139/-39	349.0	374.0	16.1	0.28	-1150.0
	CBP-0598	12541	0/30	1010.0	1015.0	4.8	0.38	-1211.0
Surface 160 Zone Pit	CBF-160-039	15913	360/-45	827.0	945.0	115.6	0.08	-621.0
	CBF-160-036	15931	360/-55	712.0	851.0	121.8	0.07	-648.0
	CBF-160-053	15866	15/-55	291.0	325.0	33.5	0.13	-264.0
	CBF-160-025	15885	360/-45	363.0	463.0	80.9	0.13	-302.0
	CBF-160-001	15967	9/-45	121.0	272.0	119.7	0.11	-145.0
	CBF-160-003	15990	360/-45	98.0	215.0	116.5	0.11	-118.0
	CBF-160-040	15991	360/-45	219.0	290.0	71.1	0.11	-192.0
	CBF-160-009	15990	360/-45	105.0	207.0	101.4	0.10	-125.0
	CBF-160-051	15855	360/-45	420.0	479.0	54.8	0.10	-321.0
	CBF-160-039	15907	360/-45	595.0	738.0	105.3	0.10	-474.0
	CBF-160-052	15838	353/-48	482.0	541.0	54.5	0.10	-383.0
	CBF-160-002	15959	360/-45	108.0	243.0	108.2	0.10	-129.0
	CBP-160-042	15956	360/-45	202.0	344.0	130.8	0.08	-207.0
	CBF-160-024	15893	7/-45	212.0	512.0	235.3	0.08	-265.0
	CBF-160-035	15929	360/-45	497.0	571.0	90.8	0.07	-376.0
	CBF-160-026	15884	360/-62	258.0	329.0	43.2	0.05	-265.0
	CBF-160-052	15845	353/-48	236.0	349.0	78.1	0.07	-229.0
Surface 134 Area	CBS-17-727	12090	357/-53	1043.0	1076.0	26.2	0.07	-787.0
	CBS-17-728	13320	359/-47	493.0	591.0	91.2	0.04	-394.0
	including			493.0	521.0	21.0	0.04	-361.0
				563.0	591.0	20.3	0.08	-410.0
	CBS-17-737	13004	358/-47	566.0	615.0	27.9	0.02	-377.0

Greens Creek (Alaska)

Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Silver (oz/ton)	Gold (oz/tn)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
9A Definition	GC4471	230/2	0.00	25.00	19.4	28.39	0.01	15.71	7.66	-182
			58.00	81.50	22.8	23.05	0.04	8.49	3.84	-180
			106.00	110.50	4.5	14.93	0.01	0.50	0.11	-179
			174.00	178.00	4.0	18.54	0.01	4.64	2.95	-177
			185.00	191.00	6.0	68.58	0.46	6.35	3.26	-177
			245.80	250.50	4.3	15.71	0.03	10.65	4.57	-175
	GC4474	233/8	0.00	18.00	14.0	60.52	0.02	15.13	7.26	-181
			59.60	109.70	37.2	40.31	0.16	7.11	3.75	-173
			175.70	189.90	10.6	32.07	0.05	8.53	4.07	-157
			208.50	217.20	8.6	17.61	0.01	7.00	3.91	-153
			375.20	392.00	16.1	12.38	0.05	11.25	1.71	-132
	GC4478	227/12	7.90	14.40	5.1	38.58	0.02	12.89	6.40	-180
			35.90	54.30	17.2	19.69	0.01	16.59	7.91	-172
			65.70	89.40	21.7	52.06	0.03	10.47	5.26	-167
			108.70	116.30	6.9	18.88	0.01	6.98	2.28	-158
			129.50	140.00	9.6	32.67	0.04	22.69	10.58	-154
			194.60	199.60	3.7	17.58	0.02	8.11	1.96	-142
			221.00	229.20	6.1	29.49	0.03	23.63	4.92	-137
			372.60	389.10	16.1	16.93	0.03	22.73	9.88	-108
	GC4484	224/7	11.00	23.00	9.3	22.93	0.01	19.43	10.24	-178
			61.00	70.40	7.4	20.55	0.12	2.28	1.14	-172
			75.40	121.00	42.3	25.63	0.04	8.49	3.62	-171
	GC4486	243/31	118.00	125.00	5.9	13.60	0.04	15.59	2.43	-112
	GC4487	243/20	146.00	151.00	3.5	12.90	0.04	13.32	3.10	-130
			201.00	206.00	4.5	15.80	0.03	5.81	0.92	-112
NWW Definition	GC4434	243/-46	373.00	376.50	2.7	15.21	0.19	7.18	3.99	-679
			534.50	587.80	48.3	16.63	0.28	19.48	9.30	-797
			596.00	601.00	4.8	14.09	0.22	0.50	0.54	-840
	GC4447	241/-16	547.00	553.40	6.1	34.15	0.00	1.98	0.96	-544
	GC4448	241/-63	219.80	233.00	11.7	47.99	0.13	22.19	13.06	-625
	GC4450	241/-49	294.20	303.90	6.6	48.76	0.21	13.77	9.01	-646
	GC4460	243/-40	397.40	430.00	27.9	87.12	0.32	15.41	7.52	-648
			654.00	656.70	2.6	22.02	0.04	12.80	7.60	-803
			728.00	731.30	2.2	33.87	0.11	9.70	5.50	-847
	GC4462	243/-35	587.20	592.20	4.9	31.50	0.00	1.08	0.43	-726
			784.40	790.60	3.8	19.94	0.13	6.93	3.52	-829
			802.70	812.10	5.8	28.94	0.19	22.06	13.48	-838
			826.60	834.90	6.1	40.07	0.35	15.86	9.26	-850
	GC4466	243/-44	407.70	414.90	5.8	19.94	0.08	2.11	0.91	-680
			695.00	712.50	12.6	26.19	0.22	22.91	14.12	-871
			739.00	743.80	3.1	23.31	0.04	11.20	7.60	-900
	GC4467	231/-43	512.00	517.70	5.2	54.55	0.35	7.77	4.19	-737
			684.00	704.00	20.0	34.85	0.01	1.76	0.88	-847
	GC4469	295/-76	304.50	309.30	4.6	38.35	0.30	5.29	2.59	-918
	GC4463	243/-44	379.00	382.00	2.7	17.84	0.00	0.01	0.00	-662
	GC4464	241/-38	447.50	455.20	5.6	18.41	0.12	11.27	4.88	-669
			628.40	641.50	11.3	17.17	0.05	1.03	0.49	-774
			643.50	648.00	4.4	14.41	0.05	1.35	0.59	-782
			656.00	658.40	2.4	12.42	0.11	1.35	0.47	-789
			808.70	810.90	1.6	154.04	2.00	1.50	0.71	-872
			827.00	829.50	1.8	38.16	0.19	3.87	2.05	-882
			836.20	838.20	1.5	69.66	0.20	8.17	3.66	-887
			842.00	847.80	3.1	55.78	0.26	8.13	3.83	-890
	GC4475	213/-75	372.80	386.70	12.5	50.70	0.07	4.09	1.71	-474
SW Definition	GC4445	241/20	502.60	504.70	1.3	37.05	0.03	16.58	9.00	-233
			508.90	512.70	2.3	29.99	0.03	10.71	8.87	-231
			526.60	530.80	2.5	47.53	0.03	21.50	11.20	-224
			535.00	560.00	15.0	35.03	0.02	5.89	3.24	-221
	GC4433	241/17	488.90	496.00	6.1	18.15	0.02	10.86	5.62	-269
SWB Definition	GC4488	321/0	351.00	364.00	10.2	34.06	0.29	23.44	11.36	-337
			371.00	375.00	3.2	10.46	0.37	0.04	0.02	-339
	GC4489	309/-13	243.80	309.00	55.9	9.68	0.12	33.00	10.01	-382
	GC4491	323/-14	262.00	281.50	15.8	13.66	0.10	21.94	4.18	-389
			296.00	299.00	2.7	64.08	0.17	4.00	1.82	-396
	GC4492	333/0	334.00	336.50	1.5	88.26	0.15	16.51	9.90	-336
			359.40	361.00	1.2	55.23	0.43	8.25	6.20	-337
	GC4494	333/-14	274.50	286.00	10.1	43.08	0.19	2.26	1.10	-397
			353.30	361.20	5.5	60.32	0.05	5.43	3.00	-341
East Ore Definition	GC4477	63/5	431.00	440.80	8.3	16.67	0.04	9.58	4.31	717
	GC4495	63/14	470.30	472.90	2.0	11.29	0.05	10.86	6.20	774
	GC4506	63/1	311.70	314.50	2.7	12.90	0.10	5.17	1.77	653
			370.70	374.60	3.7	28.97	0.13	3.84	1.93	648
	GC4512	63/-89	501.30	513.50	11.9	33.85	0.11	3.25	0.97	162
	GC4519	63/-78	533.50	537.00	3.2	27.65	0.05	10.86	2.72	139
	GC4523	243/-78	709.00	712.00	3.0	14.50	0.04	21.80	6.60	-28
West Definition	GC4520	243/-80	16.00	18.00	1.3	17.18	0.03	3.78	1.94	-218
			30.30	38.80	8.3	30.65	0.11	15.35	6.54	-232
	GC4524	243/-60	100.00	103.50	2.6	13.77	0.00	1.30	0.60	-288

Lucky Friday (Idaho)

Vein	Drill Hole Number	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Ag (oz/ton)	Zinc (%)	Lead (%)	Mine Level	Elevation (feet)
5	GH66-20	195.1/-39.8	564.60	569.40	4.2	2.0	0.1	1.0	6578	-3198
	GH65-26	156.7/-19.0	565.00	569.20	3.4	2.5	6.6	2.0	6499	-3119
	GH64-41	176.5/-14.3	412.40	421.60	8.9	7.0	3.1	6.8	6396	-3016
6	GH65-26	156.7/-19.0	534.80	536.50	1.4	3.2	0.1	3.5	6490	-3110
	GH64-41	176.5/-14.3	398.60	404.30	5.5	8.6	1.6	3.5	6394	-3014
20	GH65-26	156.7/-19.0	529.50	530.60	0.9	2.7	0.1	3.2	6488	-3108
	GH64-41	176.5/-14.3	385.90	392.10	6.0	3.8	10.6	3.2	6391	-3011
21	GH65-26	156.7/-19.0	485.00	491.20	5.3	3.2	2.0	3.0	6475	-3095
	GH64-41	176.5/-14.3	378.60	380.80	2.1	14.8	7.3	4.7	6390	-3010
30	GH66-20	195.1/-39.8	547.00	552.80	5.1	1.6	0.1	1.0	6573	-3193
	GH65-26	156.7/-19.0	473.30	485.00	9.9	22.9	8.1	20.3	6472	-3092
	GH64-41	176.5/-14.3	352.70	364.80	11.7	16.7	3.8	16.6	6386	-3006
40	GH64-41	176.5/-14.3	349.30	352.70	3.3	13.6	7.4	10.9	6385	-3005
41	GH64-41	176.5/-14.3	345.00	349.30	4.2	6.1	8.4	4.0	6384	-3004
50	GH64-41	176.5/-14.3	341.30	345.00	3.5	3.7	1.8	3.4	6383	-3003
60	GH64-41	176.5/-14.3	337.60	341.30	3.5	3.2	3.4	3.7	6383	-3003
	GH65-27	164.0/+2.2	275.40	276.10	0.6	11.4	11.7	6.8	6443	-3063
70	GH64-41	176.5/-14.3	332.50	337.60	4.9	15.2	2.2	16.4	6382	-3002
	GH65-27	164.0/+2.2	197.50	201.10	2.9	5.9	6.2	8.0	6446	-3066
80	GH65-26	156.7/-19.0	406.50	407.00	0.4	20.4	0.1	0.1	6449	-3069
	GH65-27	164.0/+2.2	173.30	180.00	5.3	9.4	1.9	11.6	6447	-3067
90	GH65-27	164.0/+2.2	126.00	133.10	5.6	3.6	3.3	5.6	6449	-3069
100	GH65-27	164.0/+2.2	90.70	95.00	3.4	9.5	0.7	11.8	6451	-3071

CONTACT:
Hecla Mining Company
Mike Westerlund
Vice President - Investor Relations
800-HECLA91 (800-432-5291)
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com